EXHIBIT 99.1

VALEANT PHARMACEUTICALS AND GLAXOSMITHKLINE ANNOUNCE
WORLDWIDE COLLABORATION AGREEMENT FOR RETIGABINE

•	Retigabine is a potentially significant advance for treatment of epilepsy
•	GSK to make upfront payment to Valeant of $125 million
•	Valeant to share up to 50 percent of net profits in U.S., Canada, Australia, New Zealand and Puerto Rico and receive up to a 20 percent royalty on net sales throughout rest of world

ALISO VIEJO, California and LONDON, UK, August 28, 2008 – Valeant Pharmaceuticals International (NYSE: VRX) and GlaxoSmithKline (GSK) today announced that they have entered into an exclusive worldwide collaboration agreement for the investigational drug retigabine, a first in class neuronal potassium channel opener for treatment of adult epilepsy patients with refractory partial onset seizures.  Retigabine has shown robust efficacy and safety as demonstrated in two large completed Phase III trials conducted in patients with refractory epilepsy receiving treatment with up to three antiepileptic drugs (AEDs).  Valeant and GSK plan to file a New Drug Application in the U.S. and a Marketing Authorization Application in Europe by early 2009.  The retigabine program also includes an ongoing study in patients with post-herpetic neuralgia (PHN), a painful and common complication of shingles.

Under the terms of the agreement, Valeant will grant GSK worldwide development and commercialization rights to retigabine, VRX698 and the other back-up compounds from the potassium channel opener discovery program in exchange for an upfront payment of $125 million to Valeant.  Additionally, GSK will pay Valeant up to $545 million based on the achievement of certain regulatory, development and commercialization milestones and the development of additional indications for retigabine.  Valeant will co-commercialize with GSK and will share up to 50 percent of net profits within the U.S., Canada, Australia, New Zealand and Puerto Rico, and will receive up to a 20 percent royalty on net sales of retigabine outside those regions.  The two companies will jointly fund all global research and development expenses for retigabine, and GSK will completely fund the development of VRX698 and the other back-up compounds from the potassium channel opener discovery program.  Valeant could receive up to an additional $150 million based on the achievement of certain regulatory, development and commercial milestones for VRX698 and the back-up compounds and double-digit royalties on worldwide sales.

“We were pleased with the significant interest shown in retigabine and we have selected GSK as a collaborator because we believe they are ideally suited and strongly committed to the continued development of this important compound,” stated J. Michael Pearson, chairman and chief executive officer of Valeant.  “GSK’s development expertise and strong commercial infrastructure will be critical to maximizing the worldwide potential of retigabine.  We believe this collaboration will strengthen our ability to bring this medicine to patients suffering from epilepsy and a variety of other conditions.”

“GSK is looking forward to working with Valeant to provide important medicines like retigabine to the medical community and to the patients we serve,” commented Steve Stefano, senior vice president, GSK U.S. NeuroHealth Division.  “There is a significant need for novel anti-epileptic drugs, as almost one-third of patients with epilepsy continue to experience seizures despite treatment with currently available medications.  We believe that retigabine could potentially play a significant role in improving the management of epilepsy and is a welcome addition to GSK’s portfolio.”

About Epilepsy

Epilepsy, defined by recurrent unprovoked seizures, is a change in sensation, awareness, or behavior brought about by an electrical disturbance in the brain. The kind of seizure a person has depends on which part and how much of the brain is affected by the disturbance that produces seizures. Primary generalized seizures are those that involve the entire brain from the outset, while partial onset seizures begin in a focal area of the cerebral cortex.  In most cases the cause of epilepsy is unknown.   Epilepsy affects over 50 million people of all ages worldwide.  Approximately 30 percent of people with epilepsy experience seizures that are not adequately controlled with currently prescribed AEDs - the results of which are substantial deleterious effects on individual health and quality of life.

About Potassium Channel Openers

Potassium channels are one of the voltage-gated ion channels found in neuronal cells and are an important determinant of neuronal activity.  Numerous ion-channel mutations have been linked to epilepsy, and many antiepileptic medications modulate sodium or calcium channels. Potassium channels have been demonstrated in animal models to be critical in regulating membrane potential.

Retigabine is the first potassium channel opener to reach late stage clinical development.  It is believed that by facilitating the opening of specific neuronal potassium channels, retigabine causes a hyperpolarizing shift in the potassium current and thereby reduces the excitability of neuronal cells.  Dampening of neuronal excitability is an important mechanism for reducing the potential for seizures.

About the Retigabine Program

Following a Special Protocol Assessment by the FDA, two Phase III trials of retigabine were initiated in 2005.  RESTORE 1 (Retigabine Efficacy and Safety Trial for partial Onset Epilepsy) was conducted at approximately 50 sites, mainly in the Americas (U.S., Central/South America), and RESTORE 2 was conducted at approximately 70 sites, mainly in Europe.

RESTORE 1 evaluated a 1200 mg daily dose of retigabine (the highest dose in the RESTORE program) versus placebo, and RESTORE 2 evaluated a 600 mg and 900mg daily dose of retigabine versus placebo as adjunctive therapy in patients taking stable doses of one to three additional AEDs.  At all three doses tested, retigabine demonstrated statistically significant (p < 0.01) results on the primary efficacy endpoints important for regulatory review by both the FDA and the European Medicines Evaluation Agency.

In RESTORE 1, the median reduction in 28-day total partial seizure frequency from baseline to the end of the double-blind period (the FDA primary efficacy endpoint) in the intent-to-treat (ITT) population was 44.3% (n=151) and 17.5% (n=150) in the retigabine 1200 mg arm and placebo arm of the trial, respectively.  The responder rate, defined as ≥ a 50% reduction in 28-day total partial seizure frequency during maintenance (the dual primary efficacy endpoint required for the European submission) was 55.5% (n=119) and 22.6% (n=137) in the retigabine 1200 mg group and the placebo group of the trial, respectively.

In RESTORE 2, the median reduction in 28-day total partial seizure frequency from baseline to the end of the double-blind period in the ITT population was 39.9% (n=178), 27.9% (n=181) and 15.9% (n=179) in the retigabine 900 mg group, retigabine 600 mg group and the placebo group of the trial, respectively.  The 50% responder rate during the maintenance phase was 47.0% (n=149), 38.6% (n=158) and 18.9% (n=164) in the retigabine 900 mg, retigabine 600 mg and the placebo arms of the trial, respectively.

The most common side effects associated with retigabine in the RESTORE trials included dizziness, somnolence, fatigue, confusion, dysarthria (slurring of speech), ataxia (loss of muscle coordination), blurred vision, tremor, and nausea. Urinary bladder effects, whilst monitored during the studies, were uncommonly reported.

In November 2007, Valeant initiated a Phase II clinical trial of retigabine for the treatment of pain associated with PHN, a painful and common complication of shingles.  Valeant is also currently developing a modified release formulation in order to provide a more convenient dosing schedule, as well as evaluating the potential use of retigabine in treating other conditions.

About Valeant

Valeant Pharmaceuticals International (NYSE: VRX) is a global specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of neurology, infectious disease and dermatology. More information about Valeant can be found at www.valeant.com.

About GlaxoSmithKline

GSK – one of the world’s leading research-based pharmaceutical and healthcare companies – is committed to improving the quality of human life by enabling people to do more, feel better and live longer.  For further information, please visit www.gsk.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including, but not limited to, statements regarding expectations or plans of development program for retigabine and the potential role retigabine could play in managing epilepsy and in treating other indications, and the commercial opportunity retigabine may present for Valeant. These statements are based upon the current expectations and beliefs of Valeant’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties related to the clinical development of retigabine, the fact that adverse events are not always immediately apparent even in well designed clinical trials, regulatory approval processes, the potential that competitors may bring to market drugs or treatments that are more effective of more commercially attractive than retigabine, and other risks and uncertainties discussed in the company’s filings with the SEC. Valeant wishes to caution the reader that these factors are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements. Valeant also cautions the reader that undue reliance should not be placed on any of the forward-looking statements, which speak only as of the date of this release. The company undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this release or to reflect actual outcomes.

Valeant Contact:
Investor and Media	Laurie W. Little	(949) 461 6002

GSK Contacts:
UK Media enquiries:	Philip Thomson	(020) 8047 5502
	Claire Brough	(020) 8047 5502
	Alice Hunt	(020) 8047 5502
	Gwenan White	(020) 8047 5502

US Media enquiries:	Nancy Pekarek	(919) 483 2839
	Mary Anne Rhyne	(919) 483 2839
	Sarah Alspach	(215) 751 7709

European Analyst/Investor enquiries:	David Mawdsley	(020) 8047 5564
	Sally Ferguson	(020) 8047 5543
	Gary Davies	(020) 8047 5503

US Analyst/ Investor enquiries:	Frank Murdolo	(215) 751 7002
	Tom Curry	(215) 751 5419

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